Exhibit 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484

NEWS RELEASE For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS SECOND QUARTER 2007 EARNINGS
     CLEVELAND—July 26, 2007— National City Corporation (NYSE: NCC) today reported second quarter 2007 net income of $347 million, or $.60 per diluted share, compared to $319 million or $.50 per diluted share for the first quarter of 2007, and $473 million, or $.77 per diluted share for the second quarter of 2006. For the first half of 2007, net income was $666 million, or $1.09 per diluted share, compared to $932 million, or $1.51 per diluted share, for the first half of 2006. Comparisons of results to the prior year are affected by acquisition and divestiture activities and other unusual or nonrecurring transactions as described further throughout this release.
CEO’s Comments
     President and CEO Peter E. Raskind commented, “Second quarter earnings were up from the first quarter due to better mortgage results, both operating and hedging, and strong performance in retail banking. While loan and deposit volumes have been good, we continue to experience pressure on commercial loan spreads, which has hurt net interest margin. Credit trends remain stable, both in the core and run-off portfolios.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.1 billion for the second quarter of 2007, about equal to the preceding quarter, but down 6% from the second quarter a year ago. Average earning assets were $122.3 billion in the second quarter of 2007, about equal to the
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preceding quarter, and down slightly from the second quarter a year ago. Net interest margin for the second quarter of 2007 was 3.59%, down 10 basis points from the preceding quarter, and down 14 basis points from the second quarter of last year. Compared to the preceding quarter, the lower margin reflects lower levels of noninterest bearing funds resulting from share repurchases and, to a lesser extent, contraction of loan spreads. Compared to a year ago, narrower loan spreads, particularly on commercial loans, were the major reason for the margin decline.
     Tax-equivalent net interest income was $2.2 billion for the first half of 2007, down about 6% compared to the first half of 2006. Average earning assets were $121.9 billion in the first half of 2007, down about 2% versus the comparable period in 2006. The implementation of an originate-and-sell strategy for certain indirect consumer loans has resulted in lower average balances as the associated portfolios run off. Net interest margin for the first six months of the year was 3.64% in 2007 versus 3.77% in the comparable period in 2006, mainly due to narrower loan spreads.
Loans and Deposits
     Average portfolio loans were $99.7 billion for the second quarter of 2007, compared to $98.2 billion in the first quarter of 2007, and $101.8 billion in the second quarter of 2006. Commercial loans drove the linked-quarter increase in average portfolio loans. Compared to the second quarter a year ago, average portfolio loans decreased due to the originate-and-sale strategy discussed above, as well as the sale of $3.9 billion of nonconforming mortgage portfolio loans in late 2006. Average loans held for sale were $12.6 billion for the second quarter of 2007, $11.8 billion in the first quarter of 2007, and $12.8 billion in the second quarter a year ago.
     Average total deposits were $90.0 billion in the second quarter of 2007, up $2.2 billion from the preceding quarter, and up $7.2 billion from the second quarter a year ago. The growth in deposits reflects growth in households, as well as deposits obtained from recent acquisitions. Average core deposits, excluding mortgage banking escrow balances, were $74.0 billion, up $1.3 billion compared to the preceding quarter and $8.8 billion compared to the second quarter last year.

Credit Quality
     The provision for credit losses was $143 million in the second quarter of 2007, compared to $107 million in the first quarter of 2007, and $60 million in the second quarter a year ago. On a year-to-date basis, the provision for credit losses for the first six months of 2007 was $250 million, up from $87 million in the year earlier period. The higher provision for credit losses in the first half of 2007 was mainly concentrated among mortgage and home equity loans, reflecting weakness in the housing market, with the First Franklin run-off portfolio accounting for approximately $70 million of the increase. At the same time, the prior year provision benefited from improving commercial credit quality and low consumer losses following the 2005 bankruptcy law change.
     Second quarter 2007 net charge-offs were $98 million, compared to $147 million in the preceding quarter, and $76 million in the second quarter a year ago. The first quarter of 2007 included some relatively large charge-offs for passenger airline leases and nonconforming mortgage loans. Net charge-offs for the first half of 2007 were $245 million compared to $197 million in the prior year. Net charge-offs have increased in the first half of 2007 due to weakness in the housing market which has affected residential real estate developers and nonconforming mortgage borrowers.
     Nonperforming assets were $848 million at June 30, 2007 compared to $732 million at December 31, 2006. Loans in foreclosure have increased $46 million since year end. Recent acquisitions have also added to nonperforming assets since year end. The allowance for loan losses was $1.1 billion at both June 30, 2007 and December 31, 2006, representing 1.14% and 1.18% of portfolio loans, respectively.
Noninterest Income
     Noninterest income was $764 million in the second quarter of 2007, compared to $621 million in the preceding quarter, and $784 million in the second quarter a year ago. Deposit service fees grew to $223 million for the second quarter of 2007, an increase of nearly 10% on both a linked-quarter and year-over-year basis. Growth in households and transaction volume contributed to this increase. Brokerage revenue grew to $54 million in the second quarter of 2007, up from $40 million in the first quarter of 2007, and $30 million in the second quarter a year ago, which reflects higher volumes of fee-based advisory services.

     Loan sale revenue was $110 million for the second quarter of 2007, $75 million for the first quarter of 2007, and $285 million in the second quarter a year ago. Mortgage loan origination volume increased on both a linked-quarter and year-over-year basis, but margins continue to be under pressure. Student loan sales, which tend to be concentrated in the second quarter, accounted for $14 million of the linked-quarter increase. Writedowns on the nonconforming mortgage portfolio held for sale of $23 million were recorded in the first quarter of 2007 as these loans were returned to portfolio, with no similar charges in the second quarter of 2007. The second quarter of 2006 included $113 million of loan sale revenue from the Corporation’s former First Franklin nonconforming mortgage platform. As this unit was sold in late 2006, there are no such revenues in 2007.
     Loan servicing revenue was $96 million in the second quarter of 2007, up from $32 million in the preceding quarter, and a loss of $21 million in the second quarter a year ago. Net pretax mortgage servicing right (MSR) hedging gains were $10 million in the second quarter of 2007, versus net MSR hedging losses of $49 million in the first quarter of 2007, and $115 million in the second quarter of 2006. The second quarter of 2006 included $15 million of loan servicing revenue associated with the former First Franklin servicing platform.
     Noninterest income was approximately $1.4 billion for both the first half of 2007 and 2006. Deposit service fees and brokerage revenue grew by $35 million and $30 million, respectively, for the same reasons described above. Loan sale revenue was $185 million for the first half of 2007, down from $429 million for the first half of 2006. Loan sale revenue for the first half of 2007 was affected by a weaker housing market, lower gain on sale margins, and the $23 million writedown of nonconforming mortgage loans held for sale. In contrast, loan sale revenue for first half of 2006 benefited from $171 million of First Franklin loan sale revenue. Loan servicing revenue was $128 million in the first half of 2007, up from a loss of $65 million in the prior year. Net pretax MSR hedging losses were $39 million in the first half of 2007 versus $243 million in the comparable period last year. Growth in the portfolio serviced for others in the first half of 2007 partially offset the loss of $29 million of revenue from the First Franklin servicing platform in 2006. Other noninterest income for the first half of 2006 included $35 million of nonrecurring income related to the partial release of a chargeback guarantee liability associated with a terminated credit card processing agreement for a major airline.

Noninterest Expense
     Noninterest expense was $1.2 billion for the second quarter of 2007, about equal to both the first quarter of 2007 and the second quarter of 2006. Incremental costs from recently completed acquisitions were largely offset by cost savings from the sale of First Franklin and management’s continued focus on cost containment. Personnel costs were relatively flat on both a linked-quarter and year-over-year basis.
     Noninterest expense was approximately $2.4 billion for the first six months of 2007, up $36 million compared to the same period last year. Personnel costs were flat compared to the first half of 2006. Acquisition integration costs were $36 million for the first half of 2007, versus only $2 million in the first half of last year. Foreclosure costs for the first half of 2007 increased by $24 million compared to the prior year due to more loans in foreclosure and lower market values for real estate in 2007. The cost saving measures described above, as well as lower depreciation on leased equipment, largely offset these higher costs, resulting in essentially flat expenses on an overall basis.
Income Taxes
     The effective tax rate for the second quarter of 2007 was 34%, compared to 30% in the first quarter of 2007 and 34% in the second quarter of 2006. The second quarter of 2007 included a higher provision for estimated interest and penalties on uncertain tax positions while the first quarter of 2007 had a one-time tax benefit from certain internal reorganizations and mergers. The effective tax rate for the first half of 2007 was 32%, the same as the first half of 2006. The full year effective tax rate is currently estimated at 32% for 2007.
Balance Sheet
     At June 30, 2007, total assets were $140.6 billion, and stockholders’ equity was $12.1 billion, or 8.6% of total assets. At June 30, 2007, total deposits were $92.6 billion, including core deposits of $79.0 billion. Total purchased funds were $31.5 billion at June 30, 2007, compared to $33.3 billion at December 31, 2006, and $40.6 billion at June 30, 2006. Continued growth in the deposit base, as well as planned run off in certain portfolio loan categories, has reduced the need for borrowing.

     The Corporation repurchased 29.9 million shares of its common stock in the second quarter of 2007 and 85.1 million shares on a year-to-date basis. At June 30, 2007, the Corporation had remaining authorization to repurchase 38.7 million shares. No shares have been repurchased in July. Management expects to recommence share repurchases prior to year end, subject to restrictions imposed by a pending acquisition transaction, as well as maintenance of capital targets, market conditions, and applicable regulatory constraints.
Pending Acquisitions
     On May 1, 2007, the Corporation announced a definitive agreement to acquire MAF Bancorp, headquartered in Clarendon Hills, Illinois. MAF Bancorp is the holding company of MidAmerica Bank, which operates 82 branches in the Chicago and Milwaukee metropolitan areas. Under the terms of the agreement, MAF Bancorp shareholders will receive National City common stock worth $56 for each share of MAF Bancorp common stock. The exchange ratio will be based on the average closing price of National City common stock for the 20 trading days immediately preceding the Federal Reserve Board approval. The total indicated value of the transaction is approximately $1.9 billion. This transaction is expected to be completed in either late third quarter or early fourth quarter, subject to shareholder and regulatory approvals.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
Conference Call
     National City Corporation’s executive management will host a conference call at 11:00 a.m. (ET) on Thursday, July 26, 2007 to discuss the second quarter 2007 financial results. Interested parties may access the conference call by dialing 1-800-230-1085. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, www.nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
     A replay of the conference call will be available from 1:30 p.m. (ET) on July 26, 2007, until midnight (ET) on August 2, 2007. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 866914 or via the Company’s Web site.
About National City
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

										Six Months Ended
	2007		2006				2005			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2007	2006
EARNINGS
Tax-equivalent interest income	$2,255	$2,218	$2,270	$2,298	$2,243	$2,153	$2,113	$2,034	$1,865	$4,473	$4,396
Interest expense	1,159	1,100	1,137	1,148	1,076	969	921	827	694	2,259	2,045

Tax-equivalent net interest income	1,096	1,118	1,133	1,150	1,167	1,184	1,192	1,207	1,171	2,214	2,351
Provision for credit losses	143	107	323	73	60	27	132	56	26	250	87

Tax-equivalent NII after provision for credit losses	953	1,011	810	1,077	1,107	1,157	1,060	1,151	1,145	1,964	2,264
Noninterest income	764	621	1,702	877	784	656	777	747	981	1,385	1,440
Noninterest expense	1,188	1,171	1,210	1,184	1,174	1,149	1,267	1,156	1,180	2,359	2,323

Income before taxes and tax-equivalent adjustment	529	461	1,302	770	717	664	570	742	946	990	1,381
Income taxes	175	134	452	236	238	197	164	256	313	309	435
Tax-equivalent adjustment	7	8	8	8	6	8	8	8	8	15	14

Net income	$347	$319	$842	$526	$473	$459	$398	$478	$625	$666	$932

Effective tax rate	33.6%	29.5%	34.9%	30.9%	33.5%	30.1%	29.1%	34.9%	33.4%	31.7%	31.8%

PER COMMON SHARE
Net income:
Basic	$.60	$.50	$1.37	$.87	$.77	$.75	$.65	$.75	$.98	$1.10	$1.52
Diluted (1)	.60	.50	1.36	.86	.77	.74	.64	.74	.97	1.09	1.51
Dividends paid	.39	.39	.39	.39	.37	.37	.37	.37	.35	.78	.74
Book value	21.45	22.12	23.06	21.44	20.84	20.69	20.51	20.54	20.42
Market value (close)	33.32	37.25	36.56	36.60	36.19	34.90	33.57	33.44	34.12
Average shares:
Basic	572.7	631.7	611.9	603.8	609.7	611.9	618.2	635.9	636.9	602.1	610.8
Diluted	580.4	640.5	620.7	612.1	618.2	619.7	625.4	644.7	644.1	610.3	619.0
PERFORMANCE RATIOS
Return on average common equity	11.35%	8.98%	24.93%	16.45%	15.08%	14.91%	12.57%	14.59%	19.65%	10.08%	15.00%
Return on average total equity	11.37	8.99	24.94	16.46	15.10	14.92	12.59	14.61	19.66	10.09	15.01
Return on average assets	1.00	.94	2.44	1.51	1.35	1.33	1.10	1.31	1.80	.97	1.34
Net interest margin	3.59	3.69	3.73	3.73	3.73	3.81	3.74	3.72	3.76	3.64	3.77
Efficiency ratio	63.83	67.37	42.71	58.43	60.14	62.45	64.35	59.19	54.83	65.54	61.26

LINE OF BUSINESS (LOB) RESULTS
Net Income:
Retail Banking	$197	$174	$129	$192	$207	$173	$158	$168	$151	$371	$380
Commercial Banking — Regional	123	167	128	157	141	143	128	146	147	290	284
Commercial Banking — National	49	57	62	55	63	65	72	67	54	106	128
Mortgage Banking	62	7	38	70	(17)	(33)	60	60	181	69	(50)
Asset Management	29	27	21	24	30	22	14	19	26	56	52
Parent and Other	(113)	(113)	464	28	49	89	(34)	18	66	(226)	138

Total Consolidated National City Corporation	$347	$319	$842	$526	$473	$459	$398	$478	$625	$666	$932

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.34	$.27	$.21	$.31	$.33	$.28	$.25	$.26	$.23	$.61	$.61
Commercial Banking — Regional	.22	.26	.21	.26	.23	.23	.20	.23	.23	.48	.46
Commercial Banking — National	.08	.09	.10	.09	.11	.10	.12	.10	.08	.17	.21
Mortgage Banking	.10	.01	.06	.11	(.03)	(.05)	.10	.09	.28	.11	(.08)
Asset Management	.05	.04	.03	.04	.05	.04	.02	.03	.04	.09	.09
Parent and Other	(.19)	(.17)	.75	.05	.08	.14	(.05)	.03	.11	(.37)	.22

Total Consolidated National City Corporation (1)	$.60	$.50	$1.36	$.86	$.77	$.74	$.64	$.74	$.97	$1.09	$1.51

(1)	The sum of the quarterly earnings per share may not equal the year-to-date earnings per share due to rounding
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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

										Six Months Ended
	2007		2006				2005			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2007	2006

CREDIT QUALITY STATISTICS
Net charge-offs	$98	$147	$128	$117	$76	$121	$138	$83	$72	$245	$197
Provision for credit losses	143	107	323	73	60	27	132	56	26	250	87
Loan loss allowance	1,136	1,104	1,131	932	989	1,001	1,094	1,108	1,125
Lending-related commitment allowance	61	63	78	80	77	79	84	88	100
Nonperforming assets	848	801	732	689	667	647	596	585	572
Annualized net charge-offs to average portfolio loans	.39%	.61%	.54%	.48%	.30%	.46%	.52%	.30%	.27%	.50%	.38%
Loan loss allowance to period-end portfolio loans	1.14	1.11	1.18	1.00	.98	.98	1.03	1.02	1.05
Loan loss allowance to nonperforming portfolio loans	202.16	206.08	226.13	198.25	202.14	207.14	223.11	230.08	238.64
Loan loss allowance (period-end) to annualized net charge-offs	291.06	184.68	223.38	200.10	326.17	204.29	199.42	336.67	391.50	230.17	249.71
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.85	.80	.76	.74	.66	.63	.56	.54	.53

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	6.56%	7.08%	8.93%	7.48%	7.31%	7.38%	7.43%	7.68%	7.96%
Total risk-based capital(1)	10.27	10.13	12.16	10.30	10.20	10.31	10.54	10.78	11.20
Leverage(1)	6.53	6.92	8.56	7.13	6.89	6.92	6.83	7.03	7.36
Period-end equity to assets	8.64	9.51	10.40	9.34	8.91	9.00	8.86	8.80	9.02
Period-end tangible common equity to assets(2)	5.43	6.26	7.77	6.99	6.60	6.70	6.57	6.57	6.75
Average equity to assets	8.83	10.45	9.78	9.16	8.97	8.94	8.78	8.95	9.13	9.63%	8.96%
Average equity to portfolio loans	12.27	14.66	14.38	13.03	12.35	11.83	11.79	11.98	12.16	13.45	12.08
Average portfolio loans to deposits	110.74	111.78	110.18	116.64	122.88	127.05	126.68	127.88	130.12	111.25	124.96
Average portfolio loans to core deposits	127.87	128.66	131.69	140.31	146.55	155.09	156.15	158.32	154.90	128.26	150.75
Average portfolio loans to earning assets	81.48	80.79	76.65	79.11	81.32	84.71	83.41	83.59	84.13	81.14	83.00
Average securities to earning assets	5.84	6.34	6.43	6.40	6.24	6.20	6.00	5.75	6.21	6.09	6.22

AVERAGE BALANCES
Assets	$138,587	$137,810	$136,893	$138,434	$140,019	$139,396	$142,983	$144,967	$139,673	$138,201	$139,710
Portfolio loans	99,689	98,198	93,124	97,404	101,757	105,431	106,433	108,386	104,908	98,947	103,584
Loans held for sale or securitization	12,615	11,769	17,425	15,065	12,760	8,826	11,172	11,570	10,109	12,194	10,804
Securities (at cost)	7,143	7,704	7,806	7,874	7,802	7,719	7,657	7,450	7,746	7,422	7,761
Earning assets	122,344	121,543	121,488	123,126	125,127	124,459	127,608	129,659	124,691	121,946	124,794
Core deposits	77,964	76,322	70,717	69,419	69,434	67,979	68,160	68,462	67,728	77,147	68,711
Purchased deposits and funding	44,604	43,001	48,917	52,321	54,338	55,105	58,661	59,567	55,859	43,808	54,719
Total equity	12,231	14,398	13,388	12,687	12,565	12,468	12,549	12,980	12,752	13,308	12,517

PERIOD-END BALANCES
Assets	$140,636	$138,559	$140,191	$138,123	$141,486	$140,231	$142,397	$146,750	$144,143
Portfolio loans	99,683	99,566	95,492	92,963	100,973	102,269	106,039	108,910	106,808
Loans held for sale or securitization	14,421	10,693	12,853	19,505	12,964	11,779	9,667	11,942	11,539
Securities (at fair value)	7,024	7,208	7,509	7,906	7,726	7,609	7,875	7,568	7,694
Core deposits	79,043	77,884	73,375	68,788	69,744	69,884	68,408	67,738	67,922
Purchased deposits and funding	45,036	42,897	47,147	51,987	54,069	52,879	56,564	61,839	58,639
Total equity	12,147	13,170	14,581	12,902	12,610	12,623	12,613	12,920	13,002

(1)	Second quarter 2007 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets
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